UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2008

WESTWOOD ONE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 West 57th Street, 5th Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 641-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 22, 2008, Metro Networks Communications, Inc. (“Metro”), a wholly-owned subsidiary of Westwood One, Inc. (the “Company”), entered into a License and Services Agreement (the “License Agreement”) with TrafficLand, Inc., a privately-held provider of on-demand traffic video information (“TrafficLand”). Under the License Agreement, TrafficLand granted Network and its affiliate, parent and subsidiary companies a license to use, copy, distribute, create derivative works based on, publicly perform, display, host, reformat, compile and modify certain content and products belonging to TrafficLand and/or its licensors solely for Metro’s own use and in connection with marketing, distributing, licensing, exhibiting and exploiting such content and products to entities who enter into contracts with Metro to receive such content and products. The geographic scope of this license extends to the United States and Canada and all of their respective territories. The term of the license grant expires on December 31, 2011, unless extended or earlier terminated pursuant to the terms of the License Agreement. The license grant is exclusive throughout the term (subject to a one year reduction if minimum revenue-sharing payments are not paid by Metro), provided that Metro makes total license fee payments of between $6,500,000 and $6,575,000 on a timely basis in installments over a period ending no later than August 31, 2009. If exclusivity is lost for any reason, the license will continue (subject to TrafficLand’s right to terminate in the event of Metro’s material breach) on a non-exclusive basis.

In general, the License Agreement requires Metro to share with TrafficLand one half of the revenues derived from the license. Forty percent of the license fees described above will be treated as a prepayment against this revenue-sharing obligation.

The summary of the License Agreement contained herein does not purport to be complete and is qualified in all respects by the License Agreement attached hereto as Exhibit 10.1

Concurrent with the execution of the License Agreement, TrafficLand and the Company entered into an option agreement granting the Company the right to acquire 100% of the stock of TrafficLand pursuant to the terms of a merger agreement which the parties have negotiated and placed in escrow. Specifically, if Metro pays the first $3.0 million of fees under the License Agreement on or before February 20, 2009, the Company will have the right to cause the merger agreement to be released from escrow at any time between that payment date and March 31, 2009.

If the Company exercises its option on a timely basis, the merger agreement will allow the Company to acquire TrafficLand for $10 million (subject to potential offsets) in cash paid at closing, the issuance of 3,750,000 shares of the Company’s common stock at closing, an additional cash payment of $11 million on June 30, 2010 and up to an additional $5 million in contingent cash consideration payable on June 30, 2010. Consummation of the closing is subject to various conditions, including the consent of the Company’s lenders. If the option is exercised and the conditions to closing are satisfied, the Company would expect the closing to occur during the fourth quarter of 2009. Upon consummation of that closing, the License Agreement will terminate.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

The following is a list of the exhibits filed as a part of this Current Report on Form 8-K:

10.1 License and Services Agreement, dated as of December 22, 2008, by and between Metro Networks Communications, Inc. and TrafficLand, Inc.

99.1 Press release announcing the execution of the License Agreement, dated December 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTWOOD ONE, INC.

Date: December 29, 2008	By:	/s/ David Hillman
		Name:	David Hillman
		Title:	Chief Administrative Officer; EVP, Business Affairs; General Counsel and Secretary

EXHIBIT INDEX

Current Report on Form 8-K
dated December 22, 2008

Westwood One, Inc.

Exhibit No.	Description of Exhibit

10.1	License and Services Agreement, dated as of December 22, 2008, by and between Metro Networks Communications, Inc. and TrafficLand, Inc.

99.1	Press release announcing the execution of the License Agreement, dated December 22, 2008.